IC Ventures, Inc

Mr. Gust C. Kepler June 18, 2018

Chief Executive Officer

Blackboxstocks Inc.

5430 LBJ Freeway Suite 1485

Dallas, TX 75240

Dear Mr. Kepler,

We are pleased that Blackboxstocks (“Company”) has selected IC Ventures (ICV) to act as its advisor to assist the Company in connection with creating development opportunities, investment opportunities and acquisition partners from various organizations. This letter will confirm our acceptance of such retention and set forth the terms of our engagement. The start date and effective date is June 18, 2018.

1. Retention; Terms of the Agreement. (a) The Company hereby retains ICV as its exclusive Advisor for a 24-month period (subject to Section 6 hereof) to assist with strategy, help obtain resources such as investment or acquisition based on relationships with organizations and general strategic direction and initiatives. The actual resources and terms shall be subject to a variety of factors, including changes in the Company’s prospects and forecasts, market and general economic conditions and the results of negotiations with potential partners. Activities are defined in Attachment A.

2. Information. In connection with ICV’s activities hereunder, the Company will cooperate with ICV and furnish ICV upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which ICV deems appropriate. The Company recognizes and confirms that ICV: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by ICV pursuant to this Agreement may not be disclosed publicly without ICV’s prior written consent.

3. Compensation.

•	Management Consulting Fee
o	Monthly fee paid in Company common stock valued at $20,000, due at the end of each full Month during the term; provided that payment of such management fee for the first six months (of common stock valued at $120,000) shall not be due until the end of the 6th full month following the effective date. The stock price will be based on the average closing price over the last 10 trading days of the month preceding the due date of a management fee payment with a $1.00 per share minimum.
o	The management fee shall be increased by $15,000 per month, payable in cash, for a 12-month period upon the earlier of (a) the Company’s election to increase the management fee, or (b) the 6th full month following the effective date.

•	Listing Success Fee

–	920,000 shares of Company common stock shall be issued to ICV if and when the Company obtains listing of its common stock on Nasdaq, provided such listing occurs during the term of this Agreement.
–	The issuer will take all necessary steps that shares are registered and fully tradeable.

IC Ventures, Inc

•	Acquisition
–	The Company agrees that if, during the term of this Engagement Letter and for a period of 12 months after expiration or termination of the agreement (referred to as TAIL), the Company is acquired, the Company shall pay to ICV a fee (the “Closing Fee”) equal to a percent in cash of the amount of the gross proceeds received by the Company from such activity facilitated by ICV according to the following schedule:

–	Closing Fee: Company shall pay ICV an amount equal to 1.5% of the gross dollar proceeds of the acquisition, or minimum of $500,000.

4. Expenses. The Company agrees to reimburse ICV monthly for all Company requested reasonable out-of-pocket expenses incurred by ICV in connection with the matters contemplated by this Agreement. All expenses need pre-approval by the company

Sale costs such as data rooms, materials consolidation and legal fees to be assumed by company.

5. Indemnification. The Company agrees to indemnify ICV in accordance with the indemnification and other provisions (the “Indemnification Provisions”) Attachment B to this Agreement, which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

6. Term and Termination; Survival of Provisions.  The term of this Agreement will be for twenty-four (24) months from the effective date of this Agreement.  ICV or the Company may terminate this Agreement at any time upon 30 days’ prior written notice to the other party.  In the event of such termination, the Company shall pay and deliver to ICV (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any activity related to companies that ICV has engaged, facilitated and has been working with. (ii) The monthly management fee will end 30 days after the Termination Date. (iii) all Acquisition compensation which may be earned by ICV as provided herein after the Termination Date for twelve (12) months and shall reimburse ICV for all expenses incurred by ICV in connection with its services hereunder pursuant to Section 4 hereof.  All such fees and reimbursements due to ICV pursuant to the immediately preceding sentence shall be paid to ICV on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of an Acquisition, as applicable.

7. Ownership of Materials. All materials, information, property and other items defined as specific deliverables related to the contracted Services (including, but not limited to, reports, data, drawings, working papers and other writings), together will all rights associated with ownership of such items (such as copyright, patent, trade secret, trademark and trade name rights), shall become the property of Company when so obtained or developed as a direct result of performance of the Services detailed Attachment A, whether or not delivered to Company.

All materials, information, property and other items developed by ICV prior to or during this Agreement, or developed for other clients during this Agreement Term, and not defined as specific deliverables for this Agreement, shall remain the property of ICV. Specifically, ownership of all materials, information, property and other items developed in the process of providing services to another client shall be governed by the terms of the agreement between ICV and that client and have no bearing on this Agreement.

8. Rights to Inventions. Company shall become the exclusive owner of, and ICV hereby assigns to Company, all concepts, inventions, improvement, designs, programs, formulas, know-how, methods, products, processes and writings, whether copyrightable or patentable, listed as deliverables on this Agreement with respect to performance of Services.

IC Ventures, Inc

Exclusive ownership of all concepts, inventions, improvement, designs, programs, formulas, know-how, methods, products, processes and writings, whether copyrightable or patentable, that are not listed as deliverables on this Agreement, and other items developed in the process of providing services to another client shall be governed by the terms of the agreement between ICV and that client and have no bearing on this Agreement.

9. Confidentiality.

9.1 Definition. "Confidential Information" means any and all unpublished information owned or controlled by Company that relates to the technical, manufacturing, marketing, sales, or financial operations of Company, whether or not such information is specifically marked or identified by the Company as Confidential Information, and not generally disclosed by Company to the public. Confidential Information includes, without limitation: proprietary processes and designs; trade secrets; know-how, inventions (whether or not patentable); formulas; technical drawings and data; research subjects, methods and results; proprietary computer software; unpublished product specifications and characteristics; manufacturing processes; production techniques; plans for future products; business and marketing plans and strategies; product development plans; pricing policies; cost and profit information; customer lists; supplier identities; and the like, whether disclosed to ICV orally, in writing, or by inspections, or accumulated or developed by ICV in the course of Services performed for Company.

9.2 Disclosures and Use. ICV agrees during the Term of this Agreement and for a period of five (5) years thereafter:

a.	to use Confidential Information only for the purpose of carrying out the Services specified herein, and
b.	to hold in confidence and not disclose to any third party all such Confidential Information.

9.3 Limitations. The obligation imposed by this Agreement on ICV shall not apply to any Confidential Information that:

a.	was in the public domain not as a result of any breach of this Agreement by ICV at the time it was disclosed to or developed by ICV;
b.	was known to ICV prior to performance of the Services as evidenced by documentation bearing a date prior to the date of such Services;
c.	is disclosed with the prior written approval of Company.

9.4 Company Responsibility. The obligation imposed by this Agreement on ICV shall likewise apply to Company with respect to any information identified by ICV as "Confidential Information" with regard to the business or internal affairs or other interests of ICV.

10.Limitation of Liability. Neither party shall be liable to the other party for indirect, incidental, consequential or punitive damages, including lost profits based on any breach or default of the other party.

11. Assignment. Neither party shall (by contract, operation of law or otherwise) assign this Agreement or any right or interest in this Agreement. Any such assignment shall be void. Subject to the foregoing restriction on assignment by ICV, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by the successors, assigns and legal representatives of the respective parties to this Agreement.

IC Ventures, Inc

12. Miscellaneous. This Agreement sets forth the entire agreement, and supersedes any and all prior agreements, or the parties with regard to the Services. No amendment or modification of this Agreement shall be valid unless set forth in a written instrument signed by the party to be bound thereby.

13. Applicable Law. This Agreement shall be governed under the laws of the State of Texas.

14. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

15. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Blackboxstocks INC	IC Ventures INC

By:________________________	By:__________________________

Name: Gust C. Kepler	Name: Daniel Gatti	Name: David Wright
Title: CEO	Title: Managing Partner	Title: Managing Partner

Confirmed and Agreed to this 18th day of June, 2018

IC Ventures, Inc

Attachment A: Outline of Services to be Performed

•	Business Strategy/Plan

o	Provide guidance on investment strategy and develop Information Memorandum
•	Develop investor materials including but not limited to:
•	Executive overview
•	Problem, Solution and Benefits
•	Develop investment presentation
•	Identify and introduce financing partners
•	Solicit and secure investments

o	Develop strategic positioning of financing and company to pivot to a B to B model
o	Develop plan to change exchange to Nasdaq or Amex
o	Develop financing strategy to raise between $4 million and $5 million dollars.
o	Assist to Develop forecast

Note: Cost of all financing and legal documents will be assumed by company. ICV will work with company legal to drive closure on financing documents.

•

•	Marketing Business Development

o	Provide guidance on Go To Market Plan
•	Identify Partners
•	Define Partner/Customer offering and deal structure
•	Connect Blackboxstocks with appropriate higher management levels
•	Potential customers
•	Potential partners
o	Develop marketing material
•	Develop specific use cases

•	Merger and Acquisitions
o	Advisory services towards M&A activity
o	Position company with select strategic partners/acquirors
o	ICV to drive process with acquisition opportunity upon Company’s request
o	Provide structure, evaluation and negotiation services
o	Assist in purchase valuation and terms of acquisition
o	Manage overall M&A process

•	Advisory Guidance
o	Assist with general strategy and operational guidance
o	Operational Reviews
o	Weekly by phone
o	Monthly in person
o	Quarterly in-depth review

IC Ventures, Inc

Blackboxstocks INC	IC Ventures INC

By:________________________	By:__________________________

Name: Gust C. Kepler	Name: Daniel Gatti	Name: David Wright
Title: CEO	Title: Managing Partner	Title: Managing Partner

Confirmed and Agreed to this 18th day of June 2018

Attachment B to the Engagement Agreement

Indemnification Addendum

This Indemnification Addendum is attached to, and constitutes a material part of, that certain agreement (the "Agreement") dated June 18, 2018., between Blackboxstocks INC (the "Client") and IC Ventures, Inc. ("ICV"). Unless otherwise noted, all capitalized terms used herein shall have the meanings set forth in the Agreement.

As a material part of the consideration for the agreement of ICV to furnish its acquisition-related services under the Agreement, the Client agrees to indemnify and hold harmless ICV, its successors-in-interest, affiliates and permitted assigns, and its respective directors, officers, shareholders, employees, contractors, agents, attorneys and controlling persons (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, damages or liabilities, joint or several (collectively, “Losses”), arising out of or related to the Agreement or any actions taken or omitted to be taken by Indemnified Parties in connection with the Agreement or any transaction contemplated herein (the “Transaction”), except to the extent that such Losses arise out of ICV’s willful misconduct, gross negligence, bad faith, fraud or self-dealing. The Client further agrees that neither ICV nor any other Indemnified Parties shall have any liability, regardless of the legal theory advanced, to the Client or any other person or entity (including the Client's Board members, equity holders and creditors and others) related to of arising out of ICV's engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Client which either (a) are finally judicially determined to have resulted primarily from or (b) is agreed by such Indemnified Parties to have resulted primarily from, the willful misconduct, gross negligence, bad faith, fraud or self-dealing of any Indemnified Parties. If for any reason the foregoing indemnification is unavailable to any Indemnified Parties or is insufficient to hold it harmless, the Client shall contribute to the amount paid or payable by the Indemnified Parties as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or reasonably anticipated to be received) by the Client, on the one hand, and ICV, on the other hand, in connection with the Transaction and the services rendered by ICV. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Client shall contribute to such amount paid or payable by any Indemnified Parties in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Client, on the one hand, and ICV, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, unless such losses, claims, damages, liabilities and expenses resulted from the willful misconduct, gross negligence, bad faith, fraud or self-dealing of any Indemnified Parties, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed under any circumstance the amount of fees, but not expenses, received by ICV pursuant to the Agreement.

IC Ventures, Inc

In addition, the Client agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Client shall not be liable under the indemnity, contribution or reimbursement obligations pursuant to this Indemnification Agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct, bad faith, gross negligence, fraud or self-dealing of any Indemnified Parties, or the Indemnified Parties agree that such losses, claims, damages, liabilities and expenses resulted from the willful misconduct, gross negligence, bad faith, fraud or self-dealing of any Indemnified Parties.

Neither party shall, without the other’s prior written consent, (which consent shall not be unreasonably withheld, conditioned or delayed) effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Client, unless such settlement or release contains an unconditional release of the Indemnified Parties reasonably satisfactory in form and substance to ICV, from all liability to the party being settled with in connection with such matter.

Prior to entering into any agreement or arrangement (other than the Transaction) with respect to, or effecting, any (i) merger, statutory exchange or other business combination or proposed sale, exchange, dividend or other distribution or liquidation of all or a significant proportion of its assets, or (ii) significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Client set forth in this Agreement, the Client will notify ICV in writing thereof (if not previously so notified) and, if requested by ICV, shall arrange in connection therewith alternative means of providing for the obligations of the Client set forth herein, including the assumption of such obligations by another party or, if the acquirer will not assume such obligations, insurance, surety bonds or the creation of an escrow, in such case in an amount and upon terms and conditions reasonably satisfactory to ICV.

ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OFTEXAS. NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF TEXAS LOCATED IN THE CITY AND COUNTY OF DALLAS IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS. EACH OF ICV AND THE CLIENT (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT.

The indemnity, reimbursement, contribution and other obligations and agreements of the Client set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Client may otherwise have, and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Client and the Indemnified Parties. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement. This Indemnification Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. The foregoing Indemnification Agreement shall be in addition to any rights that Indemnified Parties may have at common law or otherwise.